                                                  Filed Pursuant to Rule 424b(5)
                                                           File Number 333-43573

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 15, 1998)

                                5,750,000 SHARES

                          HOSPITALITY PROPERTIES TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST

                                 -------------

    We are offering for sale 5,750,000 common shares of beneficial interest. Our common shares are listed on the New York Stock Exchange under the symbol "HPT". The last reported sale price for our common shares on July 31, 2001 was $28.05 per share.

                               ------------------

             PER SHARE      TOTAL
             ---------      -----
Public
  offering
  price....   $28.05     $161,287,500

Underwriting
 discount...   $1.44       $8,280,000

Proceeds,
  before
  expenses,
  to us....   $26.61     $153,007,500

    The underwriters may also purchase from us up to an additional 862,500 of our common shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover any over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The common shares will be ready for delivery on or about August 3, 2001.

                               ------------------

MERRILL LYNCH & CO.

     A.G. EDWARDS & SONS, INC.

           FIRST UNION SECURITIES, INC.

                LEGG MASON WOOD WALKER INCORPORATED

                               ------------------

            The date of this prospectus supplement is July 31, 2001.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
Documents Incorporated by Reference.........................     S-1
Where You Can Find More Information.........................     S-1
Forward-Looking Statements..................................     S-1
Prospectus Supplement Summary...............................     S-2
Recent Developments.........................................     S-4
Price Range of Shares.......................................     S-4
Distributions...............................................     S-5
Use of Proceeds.............................................     S-5
Capitalization..............................................     S-6
Selected Financial Data.....................................     S-7
Federal Income Tax and ERISA Considerations.................     S-8
Underwriting................................................    S-10
Legal Matters...............................................    S-12
Experts.....................................................    S-12

                              PROSPECTUS
Available Information.......................................      ii
Incorporation of Certain Documents by Reference.............      ii
The Company.................................................       1
Use of Proceeds.............................................       1
Ratio of Earnings to Fixed Charges..........................       1
Description of Debt Securities..............................       2
Description of Shares.......................................      11
Description of Preferred Shares.............................      11
Description of Depositary Shares............................      17
Description of Warrants.....................................      20
Limitation of Liability; Shareholder Liability..............      20
Redemption; Trustees; Business Combinations and Control
  Share Acquisitions........................................      21
Plan of Distribution........................................      25
Legal Matters...............................................      26
Experts.....................................................      26

                            ------------------------

    References in this prospectus supplement to "we", "us", "our", "HPT" or the "Company" mean Hospitality Properties Trust and all of its subsidiaries. References in this prospectus supplement to "shares" mean our common shares of beneficial interest.

    Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the underwriters' over-allotment option is not exercised.

    You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we may disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this Prospectus Supplement, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended (Exchange Act):

    - Annual Report on Form 10-K for the year ended December 31, 2000;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

    - Current Report on Form 8-K dated July 31, 2001.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before we conclude this offering:

    - Reports filed under Sections 13(a) and (c) of the Exchange Act;

    - Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

    - Any reports filed under Section 15(d) of the Exchange Act.

    You may request a copy of any of the filings (excluding exhibits), at no cost, by writing or telephoning us at the following address:

                               Investor Relations
                          Hospitality Properties Trust
                               400 Centre Street
                          Newton, Massachusetts 02458
                                 (617) 964-8389

                      WHERE YOU CAN FIND MORE INFORMATION

    You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may access our electronic filings on the SEC's Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

                           FORWARD-LOOKING STATEMENTS

    Statements contained in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Also, when we use any of the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions, we are making forward-looking statements. These statements concern the possibility of new investments, the performance of our tenants and properties, our ability to make distributions, our policies and plans regarding investments, financings and other matters, our tax status as a real estate investment trust, our ability to appropriately balance the use of debt and equity and to access capital markets or other sources of funds and other statements or implications arising from such statements. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. Such factors include, without limitation, the status of the economy and the capital markets (including prevailing interest rates), changes in financing terms, competition within the hotel and real estate finance industries, and changes in federal, state and local legislation. The information contained in this prospectus supplement and our Annual Report on Form 10-K which is incorporated by reference in this prospectus supplement, including under the headings "Business and Properties" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies other important factors that could cause such differences.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. YOU SHOULD ALSO READ THE DOCUMENTS WE HAVE REFERRED YOU TO IN "DOCUMENTS INCORPORATED BY REFERENCE."

                                  OUR COMPANY

    We are a real estate investment trust (REIT) that buys, owns and leases hotels. We currently own a total of 228 hotels with 31,289 rooms costing
$2.5 billion. Our business strategy is to invest in high quality hotels operated by experienced hotel operators which generate rents and operating profits which exceed our cost of capital. The average age of our hotels is approximately seven years. We believe that our hotels are among the newest, best designed and best located hotels in their market segments. We are organized as a Maryland REIT. Our principal place of business is 400 Centre Street, Newton, Massachusetts 02458, and our telephone number is (617) 964-8389.

    The following chart shows the percentage of our portfolio invested by hotel brand:

                         HPT INVESTMENTS BY HOTEL BRAND

COURTYARD BY MARRIOTT-REGISTERED TRADEMARK-
  71 HOTELS
  10,280 ROOMS
  $770 MILLION..............................................   31%
TOWNEPLACE SUITES BY MARRIOTT-REGISTERED TRADEMARK- AND
  SPRINGHILL SUITES BY MARRIOTT-REGISTERED TRADEMARK-
  14 HOTELS
  1,595 SUITES
  $123 MILLION..............................................    5%
SUMMERFIELD SUITES BY WYNDHAM-REGISTERED TRADEMARK-
  15 HOTELS
  1,822 SUITES
  $240 MILLION..............................................   10%
HOMESTEAD STUDIO SUITES-REGISTERED TRADEMARK-
  18 HOTELS
  2,399 SUITES
  $145 MILLION..............................................    6%
CANDLEWOOD SUITES-REGISTERED TRADEMARK-
  34 HOTELS
  3,892 SUITES
  $261 MILLION..............................................   10%
AMERISUITES-REGISTERED TRADEMARK-
  24 HOTELS
  2,929 SUITES
  $243 MILLION..............................................   10%
WYNDHAM HOTELS AND RESORTS-REGISTERED TRADEMARK-
  12 HOTELS
  2,321 ROOMS
  $183 MILLION..............................................    7%
RESIDENCE INN BY MARRIOTT-REGISTERED TRADEMARK-
  37 HOTELS
  4,695 SUITES
  $419 MILLION..............................................   17%
MARRIOTT HOTELS, RESORTS AND SUITES-REGISTERED TRADEMARK-
  3 HOTELS
  1,356 ROOMS
  $106 MILLION..............................................    4%

                                  THE OFFERING

Shares being offered by us..................................  5,750,000 Shares

Shares outstanding after the offering.......................  62,265,940 Shares

Use of proceeds.............................................  We estimate that our net proceeds from this offering will
                                                              be approximately $153 million.
                                                              We intend to use these net
                                                              proceeds to repay borrowings
                                                              outstanding on our unsecured
                                                              revolving bank credit facility,
                                                              to purchase hotels and for
                                                              general business purposes.

NYSE Symbol.................................................  HPT

    The number of shares to be outstanding after this offering is based on 56,515,940 shares outstanding on July 31, 2001 and assumes no exercise of the underwriters' over-allotment option. If the underwriters exercise their over-allotment option in full, we will issue an additional 862,500 shares.

                              RECENT DEVELOPMENTS

    On June 18, 2001, we announced our purchase of four hotels from Marriott International, Inc. for $101.5 million. This investment was funded with a combination of cash on hand and a borrowing on our revolving bank credit facility. The four hotels include 900 rooms. Together with 31 hotels previously owned by us and leased to subsidiaries of Marriott, these hotels will all be leased to a new subsidiary of ours. All 35 hotels will continue to be operated by Marriott under long-term management agreements.

    On June 27, 2001, our board of trustees declared an increased distribution for the second quarter 2001 of $0.71 per share ($2.84 annualized) payable to common shareholders of record on July 6, 2001, and which will be distributed on or about August 23, 2001. If you purchase shares in this offering, you will not receive this second quarter 2001 distribution, but you will be entitled to receive a third quarter 2001 distribution if you purchase shares and hold them through the record date for that distribution, which we expect will be declared in early October 2001.

    From time to time during the normal course of our business, including currently, we are in various stages of discussions and negotiations concerning possible hotel acquisitions, leases and management arrangements. We are in advanced stages of negotiating for the purchase of two hotels and the leasing of these hotels to an existing tenant. The expected purchase price for these hotels is approximately $29 million. This possible purchase is subject to contingencies and may not be consummated. As of July 31, 2001, we have no material acquisitions under contract which have not been completed and publicly announced. In the future we may enter into contracts for the purchase, lease or management of hotels and those contracts may involve material amounts.

                             PRICE RANGE OF SHARES

    Our shares are listed on the New York Stock Exchange under the symbol "HPT." The following table shows the high and low closing prices for our shares for the periods indicated as reported by the NYSE:

                                                        HIGH       LOW
                                                      --------   --------
Year Ending December 31, 2001:
  1st quarter.......................................   $26.96     $22.75
  2nd quarter.......................................    29.65      25.35
  3rd quarter (through July 31).....................    29.40      28.05

    The last reported sales price of our shares as reported on the New York Stock Exchange on July 31, 2001 was $28.05.

                                 DISTRIBUTIONS

    We pay regular quarterly distributions on our shares. The current quarterly common share distribution rate is $0.71 per share. The following chart shows the history of our distribution rate for the last five years. Our distribution has been increased 12 times since the beginning of 1996. The distributions shown are generally paid in the quarter following the quarter to which they relate.

                                     1996       1997       1998       1999       2000       2001
                                   --------   --------   --------   --------   --------   --------
First Quarter....................   $0.58      $0.59      $0.64      $0.68      $0.69      $ 0.70
Second Quarter...................    0.58       0.61       0.65       0.69       0.69        0.71(1)
Third Quarter....................    0.59       0.62       0.66       0.69       0.70
Fourth Quarter...................    0.59       0.63       0.67       0.69       0.70
                                    -----      -----      -----      -----      -----
    Total........................   $2.34      $2.45      $2.62      $2.75      $2.78

------------------------

(1) On June 27, 2001, we declared a distribution to shareholders of record on July 6, 2001, payable on or about August 23, 2001. Shares purchased in this offering will not receive this distribution.

                                USE OF PROCEEDS

    We estimate that the net proceeds of this offering after the underwriting discount and other estimated expenses will be approximately $153 million ($176 million if the underwriters' over-allotment is exercised in full). We expect to use the net proceeds we receive from this offering to repay all amounts outstanding under our unsecured revolving bank credit facility, to purchase hotels and for general business purposes. Our bank credit facility bears interest at LIBOR plus a spread and matures on March 19, 2002. At July 31, 2001, $98 million was outstanding under our revolving bank credit facility and the effective interest rate on our revolving bank credit facility was 5.0% per annum. Until we use the proceeds of this offering, they will be deposited in interest bearing accounts or invested in short term securities, including securities which may not be investment grade rated.

                                 CAPITALIZATION

    The following table shows our capitalization as of March 31, 2001 and the adjusted capitalization as of that date after giving effect to completion of this offering and the use of the net proceeds of the offering to repay borrowings under our revolving bank credit facility and the issuance of 9,600 shares under our incentive share award plan subsequent to March 31, 2001:

                                                                AS OF MARCH 31, 2001
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                               (IN THOUSANDS, EXCEPT
                                                                    SHARE DATA)
DEBT:
  Credit facility (1).......................................  $   27,000   $       --
  Senior notes, net of discount.............................     464,756      464,756
                                                              ----------   ----------
      Total debt (2)........................................     491,756      464,756
SHAREHOLDERS' EQUITY:
  Preferred shares, without par value, 3,000,000 issued.....      72,207       72,207
  Common shares of beneficial interest, par value $0.01 per
    share, 56,506,340 issued, 62,265,940 adjusted...........         565          623
  Additional paid-in capital................................   1,507,738    1,660,606
  Cumulative net income.....................................     471,795      471,795
  Cumulative preferred distributions........................     (14,012)     (14,012)
  Cumulative common distributions...........................    (565,815)    (565,815)
                                                              ----------   ----------
      Total shareholders' equity............................   1,472,478    1,625,404
                                                              ----------   ----------
Total capitalization........................................  $1,964,234   $2,090,160
                                                              ==========   ==========

------------------------

(1) On June 15, 2001, we borrowed an additional $97 million under our revolving bank credit facility to finance a portion of the purchase price of hotels as described in "Recent Developments". As of July 31, 2001, the outstanding balance on our revolving bank credit facility, after principal prepayments, was $98 million.

(2) Excludes our obligation to refund security and other deposits upon lease or management agreement expirations and to refund cash guarantee deposits when the operating performance of the related hotels reaches negotiated financial performance levels.

                            SELECTED FINANCIAL DATA

    The following table contains information derived from our audited and unaudited consolidated financial statements which are incorporated by reference in this prospectus supplement. This data should be read in conjunction with, and is qualified by reference to, the consolidated financial statements and accompanying notes included in our 2000 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

                                                                                                 QUARTER ENDED
                                              YEAR ENDED DECEMBER 31,                              MARCH 31,
                            ------------------------------------------------------------   -------------------------
                              1996        1997         1998         1999         2000         2000          2001
                            --------   ----------   ----------   ----------   ----------   -----------   -----------
                                                                                           (UNAUDITED)   (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Total revenues..........  $ 82,629   $  114,132   $  174,961   $  237,218   $  263,023   $   62,177    $   66,173
  Net income (1)..........    51,664       59,153       87,982      111,929      126,271       29,534        30,088
  Net income available for
    common shareholders
    (1)...................    51,664       59,153       87,982      106,823      119,146       27,753        28,307

BALANCE SHEET DATA (AT END
  OF PERIOD):
  Real estate properties,
    at cost...............  $842,687   $1,266,035   $1,887,735   $2,270,630   $2,429,421   $2,281,518    $2,488,813
  Real estate properties,
    net...................   816,469    1,207,868    1,774,811    2,082,999    2,157,487    2,073,711     2,194,741
  Total assets............   871,603    1,313,256    1,837,638    2,194,852    2,220,909    2,183,920     2,244,591
  Total borrowings........   125,000      125,000      414,753      414,780      464,748      414,786       491,756
  Total shareholders'
    equity................   645,208    1,007,893    1,173,857    1,519,715    1,482,940    1,508,751     1,472,478

PER COMMON SHARE DATA:
  Net income (1)..........     $2.23        $2.15        $2.08        $2.13        $2.24        $0.52         $0.53
  Net income available for
    common shareholders
    (1)...................      2.23         2.15         2.08         2.03         2.11         0.49          0.50

--------------------------

(1) Excludes for 1998 an extraordinary loss from the early extinguishment of debt of $6,641 ($0.16 per share).

                  FEDERAL INCOME TAX AND ERISA CONSIDERATIONS

    The following summary of federal income tax considerations and Employee Retirement Income Security Act of 1974, as amended (ERISA), considerations relating to the acquisition, ownership and disposition of our shares supplements and updates the more detailed description of these matters in our Annual Report on Form 10-K for the year ended December 31, 2000, which we incorporate in this prospectus supplement by reference. Sullivan & Worcester LLP, Boston, Massachusetts, has rendered a legal opinion that the discussions in this section and in the sections of our 2000 Annual Report captioned "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts" are accurate in all material respects and, taken together, fairly summarize the federal income tax and ERISA issues discussed in those sections, and the opinions of counsel referred to in those sections represent Sullivan & Worcester LLP's opinions on those subjects. Specifically, subject to qualifications and assumptions contained in its opinion and in our 2000 Annual Report, Sullivan & Worcester LLP has given opinions to the effect (1) that we have been organized and have qualified as a REIT under the Internal Revenue Code of 1986, as amended (the Tax Code), for our 1995 through 2000 taxable years, and that our current investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Tax Code, and (2) that under the "plan assets" regulations promulgated by the Department of Labor under ERISA, our shares are publicly offered securities and our assets will not be deemed to be "plan assets" under ERISA.

    Subject to the detailed discussion contained in our 2000 Annual Report, we believe that we have qualified, and we intend to remain qualified, as a REIT under the Tax Code. As a REIT, we generally will not be subject to federal income tax on our net income distributed as dividends to our shareholders. Distributions to you generally will be includable in your income as dividends to the extent these distributions do not exceed allocable current or accumulated earnings and profits; distributions in excess of allocable current or accumulated earnings and profits generally will be treated for tax purposes as a return of capital to the extent of your basis in our shares, and will reduce your basis. Subject to the detailed discussion contained in our 2000 Annual Report, we intend to conduct our affairs so that our assets will not be deemed to be "plan assets" of any individual retirement account, employee benefit plan subject to Title 1 of ERISA, or other qualified retirement plan subject to
Section 4975 of the Tax Code which acquires our shares.

    In June 2001 we acquired four hotels and agreed to lease these hotels, along with 31 other hotels currently leased to tenants unaffiliated with us, to a taxable REIT subsidiary. Our taxable REIT subsidiary engaged independent managers to operate these 35 hotels. To date, 10 hotels are leased and managed in this fashion, and the remaining 25 hotels will over the next three years transition out of their current third-party tenant leases and into the new framework. Although there is no clear precedent to distinguish for federal income tax purposes among leases, management contracts, partnerships, financings, and other contractual arrangements, we believe that our leases and our taxable REIT subsidiary's management agreements will be respected for purposes of the requirements of Tax Code Section 856(d)(8)-(9) discussed in our 2000 Annual Report. Accordingly, we expect that the rental income from our taxable REIT subsidiary will qualify favorably under the Tax Code as "rents from real property," and that the 100% excise tax on excessive rents from a taxable REIT subsidiary will not apply.

    Information reporting and backup withholding may apply to payments you receive on the shares, as described in our 2000 Annual Report. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS. The backup withholding rate is currently 31%, but recently enacted legislation will phase in lower rates over the next several years.

    We advise you to consult your own advisor regarding the specific federal, state, local, foreign and other tax and ERISA consequences to you of the acquisition, ownership and disposition of the shares offered in this offering.

                                  UNDERWRITING

    We intend to offer the shares through the underwriters. Subject to the terms and conditions described in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.....................................  2,300,000
A.G. Edwards & Sons, Inc....................................  1,150,000
First Union Securities, Inc.................................  1,150,000
Legg Mason Wood Walker, Incorporated........................  1,150,000
                                                              ---------
           Total............................................  5,750,000
                                                              =========

    The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares are subject to the approval of specified legal matters by their counsel and to other conditions. In the underwriting agreement, the several underwriters have agreed, subject to the terms and conditions described in the underwriting agreement, to purchase all the shares offered in this issuance, if any are purchased. In the event of default by an underwriter, the underwriting agreement provides that, in some circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

    We have agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

OVER-ALLOTMENT OPTION

    We have granted an option to the underwriters, exercisable during the 30-day period after the date of this prospectus supplement, to purchase up to an aggregate of 862,500 additional shares at the price to the public set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the additional shares which the number of shares to be purchased by it shown in the foregoing table bears to the 5,750,000 shares offered by this prospectus supplement.

COMMISSIONS AND DISCOUNTS

    The underwriters have advised us that they propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.85 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

                                                                WITHOUT
                                                  PER SHARE      OPTION      WITH OPTION
                                                  ---------     -------      -----------
Public offering price...........................   $28.05     $161,287,500   $185,480,625
Underwriting discount...........................    $1.44       $8,280,000     $9,522,000
Proceeds, before expenses, to us................   $26.61     $153,007,500   $175,958,625

    The expenses of the offering, not including the underwriting discount, are estimated to be $350,000 and are payable by us.

NO SALES OF SIMILAR SECURITIES

    We have agreed that, without the prior written consent of Merrill Lynch, we will not, during the period ending 30 days after the date of this prospectus supplement register, sell, offer or contract to sell shares or any securities convertible into or exercisable or exchangeable for shares subject to certain limited exceptions. HRPT Properties Trust (HRPT), which owns 4,000,000 of our shares, has entered into a similar agreement.

PRICE STABILIZATION, SHORT POSITIONS

    In order to facilitate the offering of the shares, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the shares. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the shares for their account. In addition, to cover over-allotments or stabilize the price of the shares, the underwriters may bid for, and purchase, the shares in the open market. Any of these activities may stabilize or maintain the market price of the shares above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

OTHER RELATIONSHIPS

    Some of the underwriters engage in transactions with, and from time to time have performed services for, us and our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

    Sullivan & Worcester LLP, Boston, Massachusetts, our lawyers, will issue their opinion about the legality of the shares we are offering. Sidley Austin Brown & Wood LLP, New York, New York, is acting as counsel to the underwriters in connection with this offering. Sullivan & Worcester LLP and Sidley Austin Brown & Wood LLP will rely, as to certain matters of Maryland law, upon an opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Barry M. Portnoy was a partner in the firm of Sullivan & Worcester LLP until March 31, 1997, and is one of our managing trustees. Mr. Portnoy is also a managing trustee of HRPT, which owns 4,000,000 of our common shares, and a director and 50% owner of REIT Management & Research, Inc. (RMR), our advisor. Sullivan & Worcester LLP represents HRPT, RMR and their affiliates on various matters.

                                    EXPERTS

    The financial statements and schedules included in our Form 10-K for the year ended December 31, 2000 incorporated in this prospectus supplement and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ------------------------

    THE DECLARATION OF TRUST OF HPT, AMENDED AND RESTATED ON AUGUST 21, 1995, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO, IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "HOSPITALITY PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION OF TRUST, AS SO AMENDED, COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF HPT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, HPT. ALL PERSONS DEALING WITH HPT, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF HPT FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

PROSPECTUS

                                 $2,000,000,000

                          HOSPITALITY PROPERTIES TRUST

           DEBT SECURITIES, PREFERRED SHARES OF BENEFICIAL INTEREST,
            DEPOSITARY SHARES, COMMON SHARES OF BENEFICIAL INTEREST
                                  AND WARRANTS
                           --------------------------

    Hospitality Properties Trust, a Maryland real estate investment trust (the "Company" or "HPT"), may from time to time offer in one or more series (i) its unsecured debt securities (the "Debt Securities"), (ii) its preferred shares of beneficial interest, without par value (the "Preferred Shares"), (iii) fractional shares of the Preferred Shares (the "Depositary Shares"), (iv) its common shares of beneficial interest, par value $.01 per share (the "Common Shares"), or (v) warrants to purchase any of the above securities (the "Warrants"), with an aggregate public offering price of up to $2,000,000,000 on terms to be determined at the time of offering. The Debt Securities, Preferred Shares, Depositary Shares, Common Shares and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion into Preferred Shares, Depositary Shares or Common Shares, terms for subordination to other indebtedness of the Company, and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional shares of Preferred Shares represented by each Depositary Share; (iv) in the case of Common Shares, any offering price; and
(v) in the case of Warrants, the securities to which they relate, duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

                       ----------------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        -------------------------------

    The Offered Securities may be offered directly, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Offered Securities.
                       ----------------------------------

                The date of this Prospectus is January 15, 1998.

    No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriters, agents or dealers. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company and its subsidiaries since the date hereof or the information contained or incorporated by reference herein is correct at any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a registration statement on Form S-3 (together with all exhibits, schedules and amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Statements in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information concerning the Company and the Offered Securities, reference is made to the Registration Statement. Copies of the Registration Statement may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the prescribed fee.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission can be inspected and copies obtained at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http:// www.sec.gov. The Company's Common Shares are traded on the New York Stock Exchange ("NYSE") under the symbol "HPT," and similar information concerning the Company may be inspected at the office of the NYSE at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated in this Prospectus and specifically made a part hereof by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Annual Report"), (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, (iii) the Company's current reports on Form 8-K dated April 3, 1997, May 20, 1997, November 21, 1997 and December 9, 1997 and (iv) the Company's Registration Statement on Form 8-A dated August 14, 1995, relating to the Common Shares. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement), or in any subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                      (ii)

    The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be made to the Company at its principal executive offices, 400 Centre Street, Newton, Massachusetts 02158,
Attention: Investor Relations, telephone (617) 964-8389.

                                     (iii)

                                  THE COMPANY

    Hospitality Properties Trust (the "Company") is a real estate investment trust ("REIT") formed to acquire, own and lease hotels to unaffiliated tenants. At September 30, 1997, the Company owned 93 hotels with approximately 13,500 rooms or suites located in 29 states, purchased for approximately $968 million. The hotels include 26 Residence Inn by Marriott(-Registered Trademark-) hotels, 55 Courtyard by Marriott(-Registered Trademark-) hotels and 12 Wyndham(-Registered Trademark-) hotels.

    The Company's business strategy is to invest in and lease hotels at minimum rents which produce income in excess of the Company's cost of capital. The Company provides capital to unaffiliated hotel operators who wish to divest their properties while remaining in the hotel business as tenants. As a REIT, the Company may not operate or manage its hotels.

    The Company is organized as a Maryland real estate investment trust under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law"). The Company's principal place of business is 400 Centre Street, Newton, Massachusetts 02158 and its telephone number is (617) 964-8389.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general business purposes, which may include the acquisition of, or other investments in, hotel and lodging related properties and the repayment of indebtedness outstanding at such time or the reduction of amounts outstanding under the Company's credit facilities. Pending utilization as set forth above, the proceeds from the sale of the Offered Securities will be invested in short term investments, including repurchase agreements. Such investments may not be investment grade.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods indicated:

                                    FEBRUARY 7, 1995
                                     (INCEPTION) TO     FISCAL YEAR ENDED   NINE MONTHS ENDED    FOR THE QUARTER ENDED
                                    DECEMBER 31, 1995   DECEMBER 31, 1996   SEPTEMBER 30, 1997    SEPTEMBER 30, 1997
Ratio of earnings to fixed
  charges.........................       3.24x               10.15x               5.23x                 4.52x

    The ratios of earnings to fixed charges presented above were computed by dividing the Company's earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges to income before income taxes, extraordinary items and gain or loss on the disposition of real property. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, if any, amortization of debt discounts and deferred financing costs, whether expensed or capitalized. To date, the Company has not issued any Preferred Shares; therefore, the ratio of earnings to combined fixed charges and Preferred Shares distributions are the same as the ratios of earnings to fixed charges presented above.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be issued under one or more indentures (an "Indenture") between the Company and a trustee (an "Indenture Trustee"). Any Indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to any Indentures and the Debt Securities to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such Debt Securities.

GENERAL

    The Company has filed with its Registration Statement with respect to the Offered Securities a form of Indenture (as supplemented from time to time, the "Senior Indenture") relating to the Senior Securities (as defined) and a form of Indenture (as supplemented from time to time, the "Subordinated Indenture") relating to the Subordinated Securities (as defined). The Debt Securities will be direct, unsecured obligations of the Company and, if issued under the Senior Indenture, will rank equally and ratably with other unsecured and unsubordinated indebtedness of the Company (the "Senior Securities"), or, if issued under the Subordinated Indenture, will be subordinated in right of payment to the prior payment in full of Senior Indebtedness (as defined in the applicable Prospectus Supplement) ("Subordinated Securities"). See "--Subordination". The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees of the Company (the "Trustees") or as established in one or more indentures supplemental to any Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

    It is anticipated that any Indenture will provide that the Company may, but need not, designate more than one Indenture Trustee thereunder, each with respect to one or more series of Debt Securities. Any Indenture Trustee under any Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Indenture Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Indenture Trustee with respect to different series of Debt Securities, each such Indenture Trustee shall be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Indenture Trustee, and, except as otherwise indicated herein, any action described herein to be taken by the Indenture Trustee may be taken by each such Indenture Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Indenture Trustee under the applicable Indenture.

    Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including, where applicable, the following:

    (1) the title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

    (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible, or the method by which any such portion shall be determined;

    (4) if convertible, the terms on which such Debt Securities are convertible, including the initial conversion price or rate and the conversion period and, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the securities into which such Debt Securities are convertible;

    (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (7) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of 12 months consisting of 30 days each;

    (8) the place or places where the principal of, any premium and interest on, and any additional amounts payable in respect of such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

    (9) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

   (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

   (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

   (12) if the principal of or premium, if any, or interest on such Debt Securities is to be payable, at the election of the Company or a holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and premium, if any, and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

   (13) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

   (14) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein, and any provisions granting special rights to the holders of such Debt Securities upon the occurrence of events specified in such Prospectus Supplement;

   (15) whether such Debt Securities will be issued in certificated and/or book-entry form;

   (16) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

   (17) whether any of such Debt Securities are to be issuable in permanent global form (a "Global Security") and, if so, the terms and conditions, if any, upon which interests in such Debt Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby;

   (18) the applicability, if any, of the defeasance and covenant defeasance provisions described herein or any modification thereof;

   (19) if such Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

   (20) whether and under what circumstances the Company will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

   (21) any other terms of such Debt Securities.

    The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as described under "--Merger, Consolidation or Sale" or as may be set forth in any Prospectus Supplement, an Indenture will not contain any other provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of the Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company. However, restrictions on ownership and transfers of the Company's equity securities, designed to preserve its status as a REIT, as well as the Company's shareholder rights plan, may act to prevent or hinder a change of control (see "Redemption; Trustees; Business Combinations and Control Share Acquisitions--Rights Plan," below). Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provisions providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof.

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Indenture Trustee, initially at the address which will be set forth in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register or by wire transfer of funds to such person at an account maintained within the United States.

    Any interest not punctually paid or duly provided for on any interest payment date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Indenture Trustee, notice whereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Indenture Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the applicable Indenture Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Indenture Trustee or the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Indenture Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

    Neither the Company nor any Indenture Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (a) if such Debt Securities are issuable only as registered securities, the day of the mailing of the relevant notice of redemption and
(b) if such Debt Securities are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption, or (ii) to register the transfer of or exchange any registered security so selected for redemption in whole or in part, except, in the case of any registered security to be redeemed in part, the portion thereof not to be redeemed, or (iii) to exchange any bearer security so selected for redemption except that such a bearer security may be exchanged for a registered security of that series and like tenor; provided that such registered security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE

    The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity; PROVIDED that (i) either the Company shall be the continuing entity or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in any Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under any Indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (iii) an officer's certificate and legal opinion covering such conditions shall be delivered to the Indenture Trustee.

CERTAIN COVENANTS

    EXISTENCE. Except as permitted under "--Merger, Consolidation or Sale," the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; PROVIDED, HOWEVER, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

    PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (i) within 15 days of each Required Filing Date (a) transmit by mail to all holders of Debt Securities, as their names and addresses appear in the Company's security register, without cost to such holders, copies of the annual reports and quarterly reports which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (b) file with the applicable Indenture Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (ii) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder of Debt Securities.

    ADDITIONAL COVENANTS. Any additional or different covenants of the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payments as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the applicable Indenture (other than a covenant added to such Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in such Indenture;
(e) default in the payment of an aggregate principal amount exceeding a specified dollar amount of any evidence of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled;
(f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary (as hereinafter defined) or any of their respective property; and (g) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.

    If an Event of Default (other than an Event of Default described in clause
(f) above) under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Indenture Trustee or the holders of not less than a majority in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Indenture Trustee if given by the holders). If an Event of Default described in clause (f) above with respect to the Debt Securities of any series at the time outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the Indenture Trustee or any holder of such series of Debt Securities, become immediately due and payable. However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Indenture Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Company shall have deposited with the applicable Indenture Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Indenture Trustee, and (ii) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the applicable Indenture. Each of the Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

    The Indenture Trustee will be required to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default has been cured or waived; provided, however, that such Indenture Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Indenture Trustee consider such withholding to be in the interest of such holders.

    Each Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than a majority in principal amount of the outstanding Debt Securities of such series, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

    Subject to provisions in the applicable Indenture relating to its duties in case of default, no Indenture Trustee will be under any obligation to exercise any of its rights or powers under such Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Indenture Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may
be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Indenture Trustee, or of exercising any trust or power conferred upon such Indenture Trustee. However, an Indenture Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve such Indenture Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

    The Company will be required to deliver to each Indenture Trustee annually a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

    Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities or series of outstanding Debt Securities which are affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (i) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

    Each Indenture will provide that the holders of not less than a majority in principal amount of a series of outstanding Debt Securities have the right to waive compliance by the Company with certain covenants relating to such series of Debt Securities in such Indenture.

    Modifications and amendments of an Indenture will be permitted to be made by the Company and the applicable Indenture Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add events of default for the benefit of the holders of all or any series of Debt Securities;
(iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form; PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities in any material respect; (v) to change or eliminate any provisions of the Indenture; PROVIDED that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares; (viii) to provide for the acceptance of appointment by a successor Indenture Trustee or facilitate the administration of the trusts under an Indenture by more than one Indenture Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture; PROVIDED that such action shall not adversely affect the interests of holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities; PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect.

    Each Indenture will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security in the applicable Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

    Each Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be called at any time by an Indenture Trustee, and also, upon request, by the Company or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case, upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities for that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

    Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such Indenture expressly provides may be made, given or taken by the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Company may discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the applicable Indenture Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with such Indenture Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

    An Indenture may provide that, if certain provisions thereof are made applicable to the Debt Securities of or within a series pursuant to the Indenture, the Company may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") or (ii) to be released from its obligations with respect to such Debt Securities under certain sections of such Indenture (including the restrictions described under "--Certain Covenants") and, if provided pursuant to such Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an event of default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Indenture Trustee, in trust, of an amount, in such currency or currencies, currency unit or units of composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest, in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled dates therefor.

    Such a trust may be established only if, among other things, the Company has delivered to the applicable Indenture Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.

    "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of a particular series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of interest on or principal of the Government Obligations evidenced by such depository receipt.

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(i) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to certain sections of the applicable Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (g) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

    Notwithstanding the description set forth under "--Subordination" below, in the event that the Company deposits money or Government Obligations in compliance with the applicable Indenture in order to defease all or certain of its obligations with respect to any Subordinated Securities, the moneys or Government Obligations so deposited will not be subject to the subordination provisions of such Indenture and the indebtedness evidenced by such Subordinated Securities will not be subordinated in right of payment to the holders of senior indebtedness to the extent of the moneys or Government Obligations so deposited.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which the Debt Securities are convertible into Common or Preferred Shares will be set forth in the Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common or Preferred Shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

SUBORDINATION

    The terms and conditions, if any, upon which Subordinated Securities of a series are subordinated to Debt Securities of other series or to other indebtedness of the Company will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to such Subordinated Securities, the restrictions on payments to the holders of such Subordinated Securities while a default with respect to such senior indebtedness is continuing, the restrictions, if any, on payments to the holders of such Subordinated Securities following an Event of Default, and provisions requiring holders of such Subordinated Securities to remit certain payments to holders of senior indebtedness.

GLOBAL SECURITIES

    If so set forth in the applicable Prospectus Supplement, the Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any such series of Debt Securities will be described in the related Prospectus Supplement.

                             DESCRIPTION OF SHARES

    The Declaration of Trust ("Declaration") authorizes the Company to issue an aggregate of 200,000,000 shares of beneficial interest ("Shares") in the Company, including (i) 100,000,000 Common Shares, par value $.01 per share, and
(ii) 100,000,000 Preferred Shares, without par value. As of December 22, 1997 there were 38,878,295 Shares outstanding, all of which were Common Shares.

    The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the Declaration. Capitalized terms not defined herein are as defined in the Declaration.

    The Declaration authorizes the Trustees to cause the issuance, without shareholder approval, of classes or series of Preferred Shares from time to time and to set (or change, if the class or series has been previously established) the par value, if any, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such Preferred Shares as are not prohibited by the Declaration or applicable law. In connection with the adoption of the Company's shareholders rights plan (see "Redemption; Trustees; Business Combinations and Control Share Acquisitions--Rights Plan," below), the Trustees established an authorized but unissued class of 1,000,000 Preferred Shares, par value $.01 per share (the "Junior Participating Preferred Shares"), described more fully below under "Description of Preferred Shares--Junior Participating Preferred Shares," and as of December 22, 1997 no other class or series of Preferred Shares had been established.

    Except as otherwise determined by the Trustees with respect to any class or series of Preferred Shares, all Shares: (i) will participate equally in dividends payable to shareholders when, as and if declared by the Company and ratably in net assets available for distribution to shareholders on liquidation or dissolution; (ii) will have one vote per share on all matters submitted to a vote of the shareholders, (iii) will not have cumulative voting rights in the election of Trustees; and (iv) will have no preference, conversion, exchange, sinking fund, redemption rights or preemptive or similar rights.

    Upon issuance in accordance with the Declaration, applicable law and the terms and conditions described in the related Prospectus Supplement, the Shares will be fully paid and nonassessable. The holders of Shares do not have preemptive rights with respect to the issuance of additional Shares or other securities of the Company.

    The Board of Trustees may, without shareholder approval, amend the Declaration in order to increase the Company's authorized shares. Authorized but unissued Shares will be available for issuance from time to time by the Company at the sole discretion of its Board of Trustees for any proper purpose, which could include raising capital, providing compensation or benefits to employees and others, paying stock dividends or acquiring companies, businesses or properties. The issuance of such unissued Shares could have the effect of diluting the earnings per share and book value per share of currently outstanding Shares.

    For certain other information with respect to the Shares, see "Limitation of Liabilities; Shareholder Liability" and "Redemption; Trustees; Business Combinations and Control Share Acquisitions" below.

                        DESCRIPTION OF PREFERRED SHARES

    The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration (including any applicable articles supplementary) and By-Laws.

GENERAL

    Subject to limitations prescribed by Maryland law and the Declaration, the Trustees are authorized to cause the issuance, without shareholder approval, of classes or series of Preferred Shares and to fix the number of shares constituting each such class or series of Preferred Shares and the designations and powers, par value, if any, preferences and relative, participating, optional or other specific rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolutions of the Trustees.

    Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

    (1) the title of such Preferred Shares;

    (2) the number of shares of such Preferred Shares offered, the par value, if any, the liquidation preference per share and the offering price of such Preferred Shares;

    (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

    (4) the date from which dividends on such Preferred Shares shall accumulate, if applicable;

    (5) the procedures for any auction and remarketing, if any, for such Preferred Shares;

    (6) the provision for a sinking fund, if any, for such Preferred Shares;

    (7) the provision for redemption, if applicable, of such Preferred Shares;

    (8) any listing of such Preferred Shares on any securities exchange;

    (9) the terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company or another series of Offered Securities, including the conversion price (or manner of calculation thereof);

    (10) whether interests in such Preferred Shares will be represented by Depositary Shares as more fully described below under "Description of Depositary Shares";

    (11) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

    (12) a discussion of federal income tax considerations applicable to such Preferred Shares;

    (13) the relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (14) any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

    (15) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

    As described under "Description of Depositary Shares," the Company may, at its option, elect to offer Depositary Shares evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Shares) in a share of the particular series of the Preferred Shares issued and deposited with a Depositary (as defined below).

RANK

    Unless otherwise determined by the Trustees and specified in the applicable Prospectus Supplement, it is expected that the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all Common Shares, and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and
(iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares.

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DIVIDENDS

    Holders of Preferred Shares of each series shall be entitled to receive, when, as and if declared by the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company (or, if applicable, on the records of the Depositary referred to below under "Description of Depositary Shares") on such record dates as shall be fixed by the Trustees.

    Dividends on any series of the Preferred Shares may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Trustees fail to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Shares of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the repayment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other shares of beneficial interest ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment and no other distribution shall be declared or made upon the Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation and except pursuant to certain pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion of, the outstanding shares of the Preferred Shares of such series and any other series of Preferred Shares ranking on a parity with such series as to dividends and liquidation).

    Any dividend payment made on shares of a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

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REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest of the Company, the terms of such Preferred Shares may provide that, if no such shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into shares of the applicable class of beneficial interest of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Shares shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

    If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of Preferred Shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any of the Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and any and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other trust or corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Unless otherwise specified in the related Prospectus Supplement, at any time dividends on any Preferred Shares shall be in arrears for six consecutive quarterly periods, the holders of such Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of the Company at the next annual meeting of shareholders and at each subsequent meeting until (i) if such series of Preferred Shares has a cumulative dividend, all dividends accumulated on such Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Company will be increased by two trustees.

    Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of a majority of the shares of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class),
(i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to such series of Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of beneficial interest of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Declaration or the articles supplementary for such series of Preferred Shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; PROVIDED, HOWEVER, that any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

    As more fully described under "Description of Depositary Shares" below, if the Company elects to issue Depositary Shares, each representing a fraction of share of a series of the Preferred Shares, each such Depositary will in effect be entitled to such fraction of a vote per Depositary Share.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which shares of any series of Preferred Shares may be converted into or exchanged for Common Shares or another series of Preferred Shares or other series of Offered Securities will be set forth in the Prospectus Supplement relating thereto. Such terms will include the number of Common Shares or other securities into which the Preferred Share is convertible or exchangeable, conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such Preferred Shares.

JUNIOR PARTICIPATING PREFERRED SHARES

    In connection with the adoption of the Company's shareholders rights plan, the Trustees established an authorized but unissued class of 1,000,000 Junior Participating Preferred Shares. See "Redemption; Trustees; Business Combinations and Control Share Acquisitions" below. Certain powers, preferences and rights and certain qualifications, limitations and restrictions of the Junior Participating Preferred Shares, when and if issued, are as follows. The statements below with respect to the Junior Participating Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration (including the applicable articles supplementary) and By-Laws.

    The holder of each Junior Participating Preferred Share is entitled to quarterly dividends in the greater amount of $5.00 or 100 times the quarterly per share dividend, whether cash or otherwise, declared upon the Common Shares. Dividends on the Junior Participating Preferred Shares are cumulative. Whenever dividends on the Junior Participating Preferred Shares are in arrears, the Company, among other things, is prohibited from declaring or paying dividends, making other distributions on, or redeeming or repurchasing Common Shares or other Shares ranking junior to the Junior Participating Preferred Shares, and upon failure of the Company to pay such dividends for six quarters, the holders of the Junior Participating Preferred Shares will be entitled to elect two trustees. The holder of each Junior Participating Preferred Share is entitled to 100 votes on all matters submitted to a vote of the shareholders, voting (unless otherwise provided in the Declaration or by law) together with holders of Common Shares as one class. Upon liquidation, dissolution or winding up of the Company, the holders of Junior Participating Preferred Shares are entitled to a liquidation preference of $100 per share plus the amount of any accrued and unpaid dividends and distributions thereon (the "Liquidation Preference"), prior to payment of any distribution in respect of the Common Shares or any other Shares ranking junior to the Junior Participating Preferred Shares. Following payment of the Liquidation Preference, the holders of Junior Participating Preferred Shares are not entitled to further distributions until the holders of Common Shares shall have received an amount per share (the "Common Share Adjustment") equal to the Liquidation Preference divided by 100 (adjusted to reflect events such as share splits, share dividends and recapitalizations affecting the Common Shares) (the "Adjustment Number"). Following the payment of the full amount of the Liquidation Preference and the Common Share Adjustment, holders of Junior Participating Preferred Shares are entitled to participate proportionately on a per share basis with holders of Common Shares in the distribution of the remaining assets to be distributed in respect of Shares in the ratio of the Adjustment Number to one, respectively. The powers, preferences and rights of the Junior Participating Preferred Shares are subject to the superior powers, preferences and rights of any senior series or class of Preferred Shares which the Trustees shall, from time to time, authorize and issue.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The description set forth below and in any applicable Prospectus Supplement of certain provisions of any Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of the Preferred Shares which have been or will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Shares.

    The Company may, at its option, elect to offer fractional interests in shares of Preferred Shares, rather than shares of Preferred Shares. In the event such option is exercised, the Company will provide for the issuance by a Depositary (as defined below) to the public of receipts for Depositary Shares, each of which will represent a fractional interest to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Shares which will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Shares as described below. Preferred Shares of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Company and the depositary named therein (a "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Shares represented by such Depositary Share, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Shares is entitled to have the Depositary deliver to such holder the whole shares of Preferred Shares underlying the Depositary Shares evidenced by the surrendered Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

    A Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Shares to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Depositary. Fractions will be rounded down to the market whole cent.

    In the event of a distribution other than in cash, a Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Depositary, unless such Depositary determines that it is not feasible to make such distribution, in which case such Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

    No distributions will be made in respect of any Depositary Share to the extent that it represents any Preferred Shares which have been converted or exchanged. The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Shares shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    If a series of the Preferred Shares underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Shares held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Receipts evidencing the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Shares. Whenever the Company redeems shares of Preferred Shares held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Shares so redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

    After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares and the related Depositary Receipts will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING OF THE PREFERRED SHARES

    Upon receipt of notice of any meeting at which the holders of the applicable Preferred Shares are entitled to vote, a Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct such Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. Such Depositary will endeavor, insofar as practical, to vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by such Depositary in order to enable such Depositary to do so. Such Depositary will be required to abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from gross negligence or willful misconduct of such Depositary.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by such Depositary Share, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED SHARES

    The Depositary Shares, as such, will not be convertible into or exchangeable for Common Shares, Preferred Shares or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Depositary with written instructions to such Depositary to instruct the Company to cause conversion or exchange of the Preferred Shares represented by the Depositary Share evidenced by such Depositary Receipts into Common Shares, other shares of Preferred Shares of the Company or such other securities as shall be provided therein, and the Company will agree that upon receipt of such instruction and any amounts payable in respect thereof, it will cause the conversion or exchange thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion or exchange. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Depositary Receipts will be issued for any Depositary Shares not to be converted.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

    Any form of Depositary Receipt evidencing Depositary Shares and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the existing holders of at least a majority of the voting power of the applicable Depositary Shares then outstanding. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

    Any Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the applicable Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) holders of a majority of each series of Preferred Shares affected by such termination consent to such termination, whereupon such Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Depositary with receipts to such Depositary Receipts. The Company will agree in each Depositary Agreement that if such Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Shares issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed; (ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares underlying such Preferred Shares; or (iii) each of the related Preferred Shares shall have been converted or exchanged into securities not so represented by Depositary Shares.

CHARGES OF A DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Depositary in connection with the initial deposit of the Preferred Shares and any redemption of Preferred Shares. However, holders of Depositary Receipts will pay any transfer or other governmental charges and the fees and expenses of a Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

    A Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove a Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary. A successor Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

MISCELLANEOUS

    A Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by such Depositary with respect to the related Preferred Shares.

    Neither Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of the Company and a Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without gross negligence or willful misconduct, and neither the Company nor any applicable Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless satisfactory indemnity is furnished. The Company and any Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

    In the event a Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, such Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

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                            DESCRIPTION OF WARRANTS

    The Company may issue, together with any other series of Offered Securities or separately, Warrants entitling the holder to purchase from or sell to the Company, or to receive from the Company the cash value of the right to purchase or sell, Debt Securities, Preferred Shares, Depositary Shares or Common Shares. The Warrants are to be issued under Warrant Agreements (each a "Warrant Agreement") to be entered into between the Company and a warrant agent (the "Warrant Agent"), all as set forth in the applicable Prospectus Supplement relating to the particular issue of Warrants.

    In the case of each series of Warrants, the applicable Prospectus Supplement will describe the terms of the Warrants being offered thereby, including the following, if applicable: (i) the offering price; (ii) the currencies in which such Warrants are being offered; (iii) the number of Warrants offered; (iv) the securities underlying the Warrants; (v) the exercise price, the procedures for exercise of the Warrants and the circumstances, if any, that will cause the Warrants to be deemed to be automatically exercised; (vi) the date on which the right shall expire; (vii) U.S. federal income tax consequences; and
(viii) other terms of the Warrants.

    Warrants may be exercised at the appropriate office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of Warrants entitling the holder to purchase any securities, holders of such Warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments made to holders of such securities.

    The Warrant Agreements may be amended or supplemented without the consent of the holders of the Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Warrants and that do not adversely affect the interests of the holders of the Warrants.

                 LIMITATION OF LIABILITY; SHAREHOLDER LIABILITY

    The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law. The Maryland REIT Law provides that no shareholder shall be liable for any obligation of a Maryland real estate investment trust. Counsel has advised the Company that in some jurisdictions the possibility exists that shareholders of a non-corporate entity such as the Company may be held liable for acts or obligations of the Company. Counsel has advised the Company that the State of Texas may not give effect to the limitation of shareholder liability afforded by Maryland law, but that Texas law would likely recognize contractual limitations of liability such as those discussed above. The Company intends to conduct its business in a manner designed to minimize potential shareholder liability by, among other things, inserting appropriate provisions in written agreements of the Company; however, no assurance can be given that shareholders can avoid liability in all instances in all jurisdictions.

    The Declaration provides that, upon payment by a shareholder of any such liability, the shareholder will be entitled to indemnification by the Company. There can be no assurance that, at the time any such liability arises, there will be assets of the Company sufficient to satisfy the Company's indemnification obligation. The Trustees intend to conduct the operations of the Company, with the advice of counsel, in such a way as to minimize or avoid, as far as practicable, the ultimate liability of the shareholders of the Company. The Trustees do not intend to provide insurance covering such risks to the shareholders.

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                  REDEMPTION; TRUSTEES; BUSINESS COMBINATIONS
                         AND CONTROL SHARE ACQUISITIONS

RESTRICTIONS ON TRANSFER

    For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), no more than 50% in value of its shares of beneficial interest (after taking into account options to acquire Shares) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and constructive ownership among specified family members) during the last half of a taxable year (other than the first taxable year) or during a proportionate part of a shorter taxable year. The Shares must also be beneficially owned (other than during the first taxable year) by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. The Declaration contains restrictions on the acquisition of Shares intended to ensure compliance with these requirements.

    Subject to certain exceptions specified in the Declaration, no holder may own, directly or indirectly, more than 9.8% in number, value or voting power of the issued and outstanding Shares of the Company (the "Ownership Limitation") other than (a) HRP, Advisors and their affiliates, including persons who are deemed to have beneficial ownership of the Shares directly owned by HRP and Advisors pursuant to the attribution provisions of the Code and (b) other shareholders exempted by majority vote of the Trustees (the "Exempted Persons"). Any person must give written notice to the Company no later than the 15th day prior to any proposed transfer which, if consummated, would result in such person owning Shares in excess of the Ownership Limitation, provided, however, that the Trustees may waive the prior notice requirement upon determination that such waiver is in the best interests of the Company. The Declaration does not specify factors to be considered in granting any such exemption or waiver of the prior notice requirement. In deciding whether to grant an exemption or waiver, the Trustees may consider, among other factors, the general reputation and moral character of the person requesting an exemption, whether ownership of Shares would be direct or through ownership attributed to such person, whether such person's ownership of Shares would adversely affect the Company's ability to acquire additional hotels or engage in other transactions and whether granting an exemption for the person requesting an exemption would adversely affect any existing contractual arrangement of the Company. In addition, the Trustees may require such opinions of counsel, affidavits, undertakings or arrangements as they may deem necessary or advisable in order to determine or ensure the Company's status as a REIT or otherwise.

    The Declaration contains provisions designed to ensure that a transferee attempting to acquire Shares in violation of the Ownership Limitation will not acquire rights or economic interests in the Shares purportedly transferred. The Declaration defines a transfer to include any sale, transfer, gift, assignment, devise or other disposition of Shares, whether voluntary or involuntary, whether of record or beneficial ownership and whether effected constructively, by operation of law or otherwise. Under the Declaration, any transfer of Shares that could, in the opinion of the Trustees, result in a violation of the Ownership Limitation (as well as any transfer which could, in the opinion of the Trustees, cause the Company to be treated as "closely held" under Section
856(h) of the Code or cause the Shares to be held by fewer than 100 persons), and that is not otherwise permitted under the Declaration will result in the designation of excess shares ("Excess Shares"). The Declaration provides that Excess Shares will be transferred by operation of law to a person that is unaffiliated with the Company and unaffiliated with the intended transferee as trustee of a trust for the exclusive benefit of one or more organizations described in Sections 170(b)(1)(a) and 170(c) of the Code ("Charitable Beneficiary") designated by the Company. The trustee of the trust will be deemed to own these Excess Shares for the benefit of the Charitable Beneficiary on the day prior to the date of the violative transfer. Any dividends or distributions paid prior to the Company discovering that such Excess Shares were held in trust must be repaid by the intended transferee to the Company and any dividend declared but unpaid will be rescinded as void AB INITIO with respect to the intended transferee. The Declaration provides that any dividends so disgorged or rescinded will then be paid over to the trustee and held in trust for the Charitable Beneficiary, that any vote taken by an intended transferee prior to the discovery by the Company that the Shares were held in trust will be rescinded as void AB INITIO, and the intended transferee will be deemed to have given an irrevocable proxy to the trustee to vote the Shares for the benefit of the Charitable Beneficiary. At the direction of the Company, the trustee of the trust is required to transfer the Shares held in the trust to a person whose ownership of the Shares will not violate the Ownership Limitation. If such a transfer is made, the interest of the Charitable Beneficiary would terminate and proceeds of the sale would be payable to the intended transferee and to the Charitable Beneficiary. The intended transferee would receive the lesser of
(i) the price paid by the
intended transferee for the Shares, or if the intended transferee did not give value for the Shares, the market price of the Shares on the day of the event causing the Shares to be held in trust and (ii) the price per Share received by the trustee from the sale or other disposition of the Shares held in trust. Any proceeds in excess of the amount payable to the intended transferee will be payable to the Charitable Beneficiary. The Declaration also provides that all Shares held in trust for the benefit of the Charitable Beneficiary will be offered for sale to the Company or its designee for a 90-day period, at the lesser of the price paid for the Shares by the intended transferee and the market price of the Shares on the date that the Company accepts the offer. This period will commence on the date the Company receives notice of the event causing the Shares to be held in trust. All certificates representing Shares are required to bear a legend referring to the restrictions described above. Pursuant to the Code, all persons who own, directly or by virtue of the attribution provisions of the Code, 5% or more (or such other percentage between 1/2 of 1% and 5%, as provided in the rules and regulations promulgated under the
Code) of the number or value of the outstanding Shares must give written notice thereof to the Company by January 31 of each year. In addition, the Declaration provides that each shareholder is required upon demand to disclose to the Company in writing such information with respect to the ownership of Shares as the Trustees deem reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

    These restrictions will not preclude settlement of transactions through the NYSE.

SHAREHOLDER PROPOSALS

    The Company's Bylaws establish an advance notice procedure with regard to shareholder proposals to be brought before an annual or special meeting of shareholders (the "Business Procedure"). The Business Procedure provides that shareholder proposals, other than proposals timely submitted for inclusion in the Company's proxy statement, must be submitted in writing in a timely manner in order to be considered at any such meeting. To be timely, such notice of a shareholder proposal with respect to an annual meeting must (with limited exceptions) be received by the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. Nothing in the Business Procedure will preclude discussion by any shareholder of any proposal properly made or brought before an annual meeting in accordance with the above mentioned procedure.

TRUSTEES

    Under the Declaration, the number of Trustees may be fixed from time to time by two thirds of the Trustees or by amendment of the Declaration duly adopted by holders of two thirds of the outstanding Shares entitled to vote thereon, with a minimum of three and a maximum of seven Trustees. The Declaration provides that a majority of the Trustees must be Independent Trustees (as defined in the Declaration). The terms of the Trustees are staggered. As the Trustees' terms expire, replacements are elected by a majority of the votes cast. The Declaration provides that a majority of the Trustees then in office shall have the authority to fill any vacancies on the Board, including vacancies created by an increase in the number of Trustees. In addition, the Declaration provides that a new Trustee elected to fill a vacancy will serve for the remainder of the full term of his or her class and that no decrease in the number of Trustees shall shorten the term of an incumbent. Moreover, the Declaration provides that Trustees may be removed with or without cause only by the affirmative vote of all the remaining Trustees or by holders of Shares representing two-thirds of the total votes authorized to be cast by Shares then outstanding and entitled to vote thereon, voting as a single class.

    The Company's Bylaws establish an advance notice procedure with regard to the nomination, other than by the Board of Trustees, of candidates for election as Trustees (the "Nomination Procedure") which are not included in the Company's proxy statement. The Nomination Procedure provides that only persons who are nominated by or at the direction of the Board of Trustees, or by a shareholder of record on the date of the giving of the notice who has given timely prior written notice to the Secretary of the Company prior to the meeting at which Trustees are to be elected, will be eligible for election as Trustees. To be timely, notice of a shareholder's nomination in the case of an annual meeting must (with limited exceptions) be received by the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. Nothing in the Nomination Procedure will preclude discussion by any shareholder of any nomination properly made or brought before an annual or special meeting in accordance with the above mentioned procedures.

INDEMNIFICATION OF TRUSTEES AND OFFICERS

    The Declaration obligates the Company to indemnify (i) its Trustees and officers to the full extent permitted by Maryland law, including in respect of the advancement of expenses, and (ii) other employees and agents to such extent as shall be authorized by the Trustees or the Bylaws and permitted by Maryland law. The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law ("MGCL") for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The Company has the right but has no obligation to obtain insurance including general liability, securities liability, trustee and officer liability and other insurance in such amounts and with such carriers as the Company reasonably deems appropriate in order to support the indemnity described above.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Trustees, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BUSINESS COMBINATIONS

    Under the MGCL, as applicable to Maryland real estate investment trusts, certain "business combinations" (including certain mergers, consolidations, share exchanges, asset transfers, issuances and reclassifications of equity securities) between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate of the Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. The Declaration provides that the Company has elected not to be governed by these provisions of the MGCL.

CONTROL SHARE ACQUISITIONS

    The MGCL, as applicable to Maryland real estate investment trusts, provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. The Declaration provides that the Company has elected not to be governed by the control share acquisition provisions of the MGCL.

RIGHTS PLAN

    In May 1997, the Trustees adopted a shareholder rights plan (the "Rights Plan"). The Rights Plan provides for the distribution of one Junior Participating Preferred Share purchase right (a "Right") for each Common Share. Each Right entitles the holder to buy 1/100th of a Junior Participating Preferred Share (or, in certain circumstances, to receive cash, property, Common Shares or other securities of the Company) at an exercise price of $100 per

1/100th of a Junior Participating Preferred Share. Certain powers, preferences and rights and certain qualifications, limitations and restrictions of the Junior Participating Preferred Shares are summarized above under "Description of Preferred Shares--Junior Participating Shares."

    Initially, the Rights are attached to Common Shares. The Rights will separate from such Common Shares and a "Distribution Date" will occur upon earlier of (i) 10 business days (or such later date as the Trustees may determine before a Distribution Date occurs) following a public announcement by the Company that a person, together with all affiliates and associates of such person (each as defined in Rule 12b-2 of the Exchange Act), with certain exceptions (an "Acquiring Person"), has acquired, or has obtained the right to acquire, beneficial ownership of 10% or more of the outstanding Common Shares (the date of such announcement being a "Share Acquisition Date") or (ii) 10 business days (or such later date as the Trustees may determine before a Distribution Date occurs) following the commencement of a tender offer or exchange offer that would result in a person becoming an Acquiring Person.

    Until the Distribution Date, (i) the Rights will be evidenced by the certificates for Common Shares and will be transferred with and only with such Common Share certificates, (ii) Common Share certificates will contain a notation incorporating the rights agreement pursuant to which the Rights were issued (the "Rights Agreement") by reference and (iii) the surrender for transfer of any certificates for Common Shares outstanding will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates.

    The Rights are not exercisable until the Distribution Date and will expire at the close of business on April 30, 2007, unless earlier redeemed or exchanged by the Company as described below. Until a Right is exercised, the holder thereof, as such, has no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

    In the event (a "Flip-In Event") a Person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding Common Shares at a price and on terms which a majority of the Company's Outside Trustees (as defined in the Rights Agreement) determines to be fair to and otherwise in the best interests of the Company and its shareholders (a "fair offer")), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, Common Shares (or, in certain circumstances, cash, property or other securities of the Company) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. However, Rights will not be exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by the Company as set forth below.

    In the event (a "Flip-Over Event") that, at any time on or after the Share Acquisition Date, (i) the Company shall take part in a merger or other business combination transaction (other than certain mergers that follow a fair offer) and the Company shall not be the surviving entity or (ii) the Company shall take part in a merger or other business combination transaction in which the Common Shares are changed or exchanged (other than certain mergers that follow a fair offer) or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided, as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

    The purchase price payable and the number of Junior Participating Preferred Shares (or the amount of cash, property or other securities) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a share dividend on, or a subdivision, combination or reclassification of, the Junior Participating Preferred Shares, (ii) if holders of the Junior Participating Preferred Shares are granted certain rights or warrants to subscribe for Junior Participating Preferred Shares or convertible securities at less than the Current Market Price of the Junior Participating Preferred Shares or (iii) upon the distribution to holders of the Junior Participating Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. The Company is not required to issue fractional Shares upon the exercise of any Right, and in lieu thereof, a cash payment will be made.

    At any time until 10 business days following the Share Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at the option of the Company, in cash, Common Shares or other consideration as the Trustees may determine. Immediately upon the effectiveness of the action of the Trustees ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 per Right redemption price.

    The terms of the Rights, other than key financial terms and the date on which the Rights expire, may be amended by the Trustees prior to the Distribution Date. Thereafter, the provisions of the Rights Agreement may be amended by the Trustees only in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person and certain other related parties) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption is permitted to be made at such time as the Rights are not redeemable.

ANTITAKEOVER EFFECT OF CERTAIN PROVISIONS

    As discussed above and in documents incorporated herein by reference, the Company's Declaration and Bylaws contain several provisions that will make it difficult to acquire control of the Company by means of a tender offer, open market purchases, a proxy fight or otherwise, if the acquisition is not approved by the Board of Trustees, or to change the composition of the Board of Trustees in a relatively short period of time. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover or an unsolicited proposal for the restructuring or sale of the Company and to encourage persons seeking to acquire control of the Company to consult first with the Board of Trustees to negotiate the terms of any proposed business combination or offer. These provisions may have the effect of delaying, deferring or preventing a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders.

                              PLAN OF DISTRIBUTION

    The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

    The distribution of Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. In connection with the sale of Offered Securities, underwriters or agents may receive or be deemed to have received compensation from the Company or from purchasers in the form of underwriting discounts, concessions or commissions. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or from purchasers.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts, concessions and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with whom such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Any such contracts will be subject to the condition that the purchase by an institution of the Offered Securities covered by its contracts shall not at the time of delivery be prohibited under the law of any jurisdiction in the United States to which such institution is subject and, if a portion of the Offered Securities is being sold to underwriters, may be subject to the condition that the Company shall have sold to such underwriters the Offered Securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

    Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than Common Shares which are listed on the New York Stock Exchange. Any Common Shares sold pursuant to a Prospectus Supplement will be listed on such Exchange. The Company may elect to list any other series of Offered Securities on an exchange, but is not obligated to do so. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Offered Securities.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

    The specific terms and manner of sale of the Offered Securities will be set forth or summarized in the applicable Prospectus Supplement.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Offered Securities offered by the Company will be passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts. Sullivan & Worcester LLP, will rely, as to certain matters of Maryland law, upon one or more opinions of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. Barry M. Portnoy, a former partner of the firm of Sullivan & Worcester LLP, is a Managing Trustee of the Company and Health and Retirement Properties Trust ("HRPT"), a director of certain subsidiaries of the Company and a director and 50% shareholder of HRPT Advisors, Inc., the advisor to the Company ("Advisors"). Sullivan & Worcester LLP represents Advisors, HRPT and certain affiliates thereof on various matters.

                                    EXPERTS

    The consolidated financial statements of the Company for the years ended December 31, 1996 and 1995, HMH HPT Courtyard, Inc. for the fiscal year ended January 3, 1997 and for the period from March 24, 1995 (inception) through December 29, 1995 and of HMH HPT Residence Inn, Inc. for the period from March 22, 1996 (inception) through January 3, 1997, appearing in the Annual Report and incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. Such reports are incorporated herein and in the Registration Statement by reference in reliance upon the authority of said firm as experts in giving said reports.

    The combined financial statements as of January 3, 1997 and for the year then ended, of the Limited Service I Hotels and Limited Service II Hotels (as defined in the Company's Current Report on Form 8-K dated November 21, 1997) incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. Such reports are incorporated herein and in the Registration Statement by reference in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of Renthotel Utah, L.C. incorporated in this Prospectus and the Registration Statement by reference to the Company's Current Report on Form 8-K dated November 21, 1997, have been audited by Reznick Fedder & Silverman, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

THE DECLARATION OF TRUST OF THE COMPANY, AS AMENDED AND RESTATED ON AUGUST 21, 1995, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION"), IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "HOSPITALITY PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY. ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

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                                5,750,000 SHARES
                          HOSPITALITY PROPERTIES TRUST
                      COMMON SHARES OF BENEFICIAL INTEREST

                          ----------------------------

                             PROSPECTUS SUPPLEMENT

                          ----------------------------

                              MERRILL LYNCH & CO.

                           A.G. EDWARDS & SONS, INC.

                          FIRST UNION SECURITIES, INC.

                             LEGG MASON WOOD WALKER
                                      INCORPORATED

                                 JULY 31, 2001

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